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                                HOWARD & HOWARD
                                   ATTORNEYS

                                  [LETTERHEAD]


                                August 26, 1997

4126 7951 3513

THE PARKSTONE GROUP OF FUNDS
Suite 1000
3435 Stelzer Road
Columbus, Ohio 43219

ATTN: SCOTT A. ENGLEHART, VICE PRESIDENT

     RE: RULE 24f-2 NOTICE DATED AUGUST 28, 1997

Greetings:

     We serve as counsel to The Parkstone Group of Funds (the "Group"), a Massachusetts business trust. This letter is furnished at your request in connection with the filing by the Group of a Notice dated August 28, 1997 (the "Notice"), pursuant to Rule 24f-2 promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the registration by the Group of an indefinite number of units of beneficial interest under the Securities Act of 1933, as amended. In the Notice, the Group reported the net sale during the fiscal year ended June 30, 1997, of an aggregate of $668,559,899.55 in units of beneficial interest (the "Shares") of the Group.
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THE PARKSTONE GROUP OF FUNDS
AUGUST 26, 1997
PAGE 2

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     We have examined the Notice and originals or copies, certified or otherwise identified to our satisfaction, of such other records, certificates and other documents as we considered necessary or appropriate for purposes of the opinion hereinafter expressed. As to matters of fact relevant to such opinion, we have relied upon the accuracy of the Notice and the statements made therein. The Shares which are currently being registered pursuant to the Notice referred to above may be legally and validly issued from time to time in accordance with the Declaration of Trust of The Parkstone Group of Funds upon receipt of consideration sufficient to comply with the Declaration of Trust and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable by the Group.

     We hereby consent to the filing of this opinion with the Notice. This opinion is rendered pursuant to the requirements of Rule 24f-2, and it may be relied upon only by you and the Securities and Exchange Commission, and may not be used, quoted, or referred to or filed with any other person without our prior written permission.

                                        Very Truly Yours,

                                        HOWARD & HOWARD ATTORNEYS, P.C.

                                        /s/ MELANIE MAYO WEST

                                        Melanie Mayo West

MMW:aar
cc: George R. Landreth
    Jeffrey N. Marshall
    David E. Riggs